Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS Second QUARTER 2021 Results

—Reports Second Quarter Earnings of $2.72 per Diluted Share—

SANTA ANA, Calif., July 22, 2021 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the second quarter ended June 30, 2021.

Current Quarter Highlights

•	Total revenue of $2.3 billion, up 41 percent compared with last year
-	Closed title orders up 7 percent, driven by growth in purchase and commercial orders, partially offset by lower refinance orders
-	Average revenue per order up 36 percent, primarily driven by an increase in average revenue per order for commercial transactions and by residential home price appreciation
•	Title Insurance and Services segment pretax margin of 19.1 percent
-	16.3 percent excluding net realized investment gains
•	Commercial revenues of $223.3 million, up 104 percent compared with last year
•	Specialty Insurance segment pretax margin of 13.0 percent
-	2.6 percent excluding net realized investment gains
•	Net realized investment gains of $86.5 million, or 59 cents per diluted share
-	Includes gain on a venture investment of $43.7 million
•	Debt-to-capital ratio of 23.5 percent, or 16.0 percent excluding secured financings payable of $611.0 million

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	June 30,
	2021	2020
Total revenue	$2,266.4	$1,608.7
Income before taxes	399.4	225.3

Net income	$302.3	$170.7
Net income per diluted share	2.72	1.52

Total revenue for the second quarter of 2021 was $2.3 billion, an increase of 41 percent relative to the second quarter of 2020. Net income in the current quarter was $302.3 million, or $2.72 per diluted share, compared with net income of $170.7 million, or $1.52 per diluted share, in the second quarter of 2020. Net realized investment gains in the current quarter were $86.5 million, or 59 cents per diluted share, compared with net realized investment gains of $69.3 million, or 47 cents per diluted share, in the second quarter of last year. The net realized investment gains in the current quarter were primarily due to a gain related to a venture investment and the change in the fair value of marketable equity securities, while net realized investment gains in the second quarter of last year were primarily driven by the change in the fair value of marketable equity securities.

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First American Financial Reports Second Quarter 2021 Results

“First American continued to deliver record results in the second quarter,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our title segment posted a pretax margin of 19.1 percent, the highest in the company’s history.

“These outstanding results were driven by continued strength in the purchase market and a strong rebound in the commercial market. We also benefited from high productivity bolstered by our ongoing data and title automation initiatives. In addition, we recognized a $44 million gain this quarter related to our venture investments program, which continues to provide strategic and financial benefit.

“Moving forward, we will manage our capital to create long-term shareholder value, including continued investment to expand our position as the leading industry innovator.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	June 30,
	2021	2020
Total revenues	$2,108.2	$1,462.9

Income before taxes	$402.4	$237.8
Pretax margin	19.1%	16.3%

Title open orders(1)	329,500	351,300
Title closed orders(1)	271,100	254,500

U.S. Commercial
Total revenues	$223.3	$109.5
Open orders	37,100	23,200
Closed orders	20,200	14,900
Average revenue per order	$11,100	$7,400
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the second quarter were $2.1 billion, up 44 percent compared with the same quarter of 2020. Direct premiums and escrow fees were up 48 percent compared with the second quarter of 2020, driven by a 7 percent increase in the number of direct title orders closed and a 36 percent increase in the average revenue per direct title order closed. The average revenue per direct title order increased to $2,651, due to higher average revenue per order from commercial transactions related to larger deal size and from residential transactions primarily driven by strong home price appreciation. In addition, the shift in the order mix from lower-premium residential refinance transactions to higher-premium commercial and purchase transactions also impacted the average revenue per order. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 51 percent in the current quarter as compared with last year.

Information and other revenues were $298.2 million during the quarter, up 31 percent compared with the same quarter of last year. The increase was primarily due to higher demand for the company’s title information products in our data and analytics, commercial and loss mitigation business lines.

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First American Financial Reports Second Quarter 2021 Results

Investment income was $47.5 million in the second quarter, up $4.2 million, or 10 percent from the same quarter last year. The increase was primarily due to higher interest income in the company’s warehouse lending business and higher average balances in the company’s investment portfolio, partially offset by the impact of the decline in short-term interest rates on the company’s tax-deferred property exchange and escrow balances. Net realized investment gains totaled $70.4 million in the current quarter, compared with net realized investment gains of $62.8 million in the second quarter of 2020. This quarter’s net realized investment gains were primarily driven by a gain related to a venture investment, compared with net realized gains in the second quarter of last year that were primarily due to the change in the fair value of marketable equity securities.

Personnel costs were $556.8 million in the second quarter, an increase of $139.8 million, or 34 percent, compared with the same quarter of 2020. This increase was attributable to higher incentive compensation and employee benefit expense due to growth in revenues and profitability, and higher salary expense from an increase in the number of employees.

Other operating expenses were $297.6 million in the second quarter, up $75.4 million, or 34 percent, compared with the second quarter of 2020. The increase was primarily due to higher production-related costs resulting from elevated order volume, and higher software and professional services expense.

The provision for policy losses and other claims was $67.7 million in the second quarter, or 4.0 percent of title premiums and escrow fees, a decrease from a 5.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.0 percent for the current policy year with no change in the loss reserve estimates for prior policy years.

Depreciation and amortization expense was $39.5 million in the second quarter, up $0.5 million, or 1 percent, compared with the same period last year, due to higher amortization of intangible assets.

Pretax income for the Title Insurance and Services segment was $402.4 million in the second quarter, compared with $237.8 million in the second quarter of 2020. Pretax margin was 19.1 percent in the current quarter, compared with 16.3 percent last year. Excluding the impact of net realized investment gains, the pretax margin was 16.3 percent this year, compared with 12.5 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	June 30,
	2021	2020
Total revenues	$151.6	$133.5

Income before taxes	$19.7	$7.3
Pretax margin	13.0%	5.5%

Total revenues for the Specialty Insurance segment were $151.6 million in the second quarter of 2021, an increase of 14 percent compared with the second quarter of 2020. Pretax income for the segment was $19.7 million, compared with $7.3 million last year.

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First American Financial Reports Second Quarter 2021 Results

Home warranty revenues grew this quarter to $107.6 million, up 10 percent compared with last year. The loss rate was 55.5 percent, compared with 54.7 percent last year, primarily driven by higher average cost per claim. Home warranty’s pretax income was $13.7 million, compared with $15.8 million last year.

The wind down of the property and casualty business is on track to be completed in the third quarter of 2022. At the close of the current quarter, policies-in-force had declined by 22 percent since the beginning of the year. Pretax income was $6.0 million, largely due to a $12.2 million gain from the sale of agency operations.

Teleconference/Webcast

First American’s second-quarter 2021 results will be discussed in more detail on Thursday, July 22, 2021, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through August 5, 2021, by dialing 201-612-7415 and using the conference ID 13721369. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $7.1 billion in 2020, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2021, First American was named to the Fortune 100 Best Companies to Work For® list for the sixth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

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First American Financial Reports Second Quarter 2021 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; the coronavirus pandemic and responses thereto; impairments in the company’s goodwill or other intangible assets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio or venture capital portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s annual report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including an adjusted debt to capitalization ratio, personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the financial leverage, operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Because not all companies use identical calculations, the presentation of these non-GAAP measures may not be comparable to other similarly titled measures of other companies.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Total revenues	$2,266,375	$1,608,729	$4,292,120	$3,021,672

Income before income taxes	$399,416	$225,295	$705,438	$297,619
Income tax expense	96,008	53,601	167,572	62,079
Net income	303,408	171,694	537,866	235,540
Less: Net income attributable to noncontrolling interests	1,109	1,039	1,951	1,681
Net income attributable to the Company	$302,299	$170,655	$535,915	$233,859

Net income per share attributable to stockholders:
Basic	$2.73	$1.52	$4.83	$2.07
Diluted	$2.72	$1.52	$4.81	$2.06

Cash dividends declared per share	$0.46	$0.44	$0.92	$0.88

Weighted average common shares outstanding:
Basic	110,866	112,309	111,001	112,939
Diluted	111,177	112,555	111,303	113,270

Selected Title Insurance Segment Information
Title orders opened(1)	329,500	351,300	692,700	705,700
Title orders closed(1)	271,100	254,500	558,700	457,200
Paid title claims	$32,873	$34,986	$72,842	$77,718

(1) U.S. direct title insurance orders only.

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$2,222,675	$1,275,466
Investments	8,814,914	7,150,689
Goodwill and other intangible assets, net	1,555,993	1,573,102
Total assets	15,426,885	12,795,988
Reserve for claim losses	1,242,510	1,178,004
Notes and contracts payable	1,008,241	1,010,756
Total stockholders’ equity	$5,263,744	$4,909,972

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
June 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$917,451	$787,244	$130,207	$—
Agent premiums	904,897	904,897	—	—
Information and other	301,439	298,242	3,457	(260)
Net investment income	56,074	47,482	1,816	6,776
Net realized investment gains	86,514	70,364	16,150	—
	2,266,375	2,108,229	151,630	6,516
Expenses
Personnel costs	588,266	556,827	22,727	8,712
Premiums retained by agents	718,424	718,424	—	—
Other operating expenses	330,719	297,586	23,726	9,407
Provision for policy losses and other claims	149,930	67,686	82,244	—
Depreciation and amortization	40,939	39,470	1,433	36
Premium taxes	22,467	20,698	1,769	—
Interest	16,214	5,187	—	11,027
	1,866,959	1,705,878	131,899	29,182
Income (loss) before income taxes	$399,416	$402,351	$19,731	$(22,666)

Three Months Ended		Title	Specialty	Corporate
June 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$651,984	$530,735	$121,249	$—
Agent premiums	597,895	597,895	—	—
Information and other	231,169	228,252	3,103	(186)
Net investment income	58,420	43,234	2,316	12,870
Net realized investment gains (losses)	69,261	62,823	6,850	(412)
	1,608,729	1,462,939	133,518	12,272
Expenses
Personnel costs	451,487	417,066	20,681	13,740
Premiums retained by agents	472,398	472,398	—	—
Other operating expenses	250,088	222,192	19,283	8,613
Provision for policy losses and other claims	138,688	56,431	82,257	—
Depreciation and amortization	40,976	38,995	1,943	38
Premium taxes	16,354	14,319	2,035	—
Interest	13,443	3,736	—	9,707
	1,383,434	1,225,137	126,199	32,098
Income (loss) before income taxes	$225,295	$237,802	$7,319	$(19,826)

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Six Months Ended		Title	Specialty	Corporate
June 30, 2021	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,703,126	$1,444,741	$258,385	$—
Agent premiums	1,750,189	1,750,189	—	—
Information and other	580,331	573,646	7,205	(520)
Net investment income	105,127	90,135	3,750	11,242
Net realized investment gains	153,347	134,578	18,769	—
	4,292,120	3,993,289	288,109	10,722
Expenses
Personnel costs	1,123,448	1,060,970	46,654	15,824
Premiums retained by agents	1,389,725	1,389,725	—	—
Other operating expenses	626,122	562,074	46,365	17,683
Provision for policy losses and other claims	290,377	127,798	162,579	—
Depreciation and amortization	79,237	76,183	2,983	71
Premium taxes	45,053	41,516	3,537	—
Interest	32,720	11,043	—	21,677
	3,586,682	3,269,309	262,118	55,255
Income (loss) before income taxes	$705,438	$723,980	$25,991	$(44,533)

Six Months Ended		Title	Specialty	Corporate
June 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,272,621	$1,032,036	$240,585	$—
Agent premiums	1,197,577	1,197,577	—	—
Information and other	442,681	436,525	6,542	(386)
Net investment income	104,294	102,902	4,900	(3,508)
Net realized investment gains (losses)	4,499	(5,476)	3,460	6,515
	3,021,672	2,763,564	255,487	2,621
Expenses
Personnel costs	881,147	838,681	42,126	340
Premiums retained by agents	947,779	947,779	—	—
Other operating expenses	507,328	448,787	40,831	17,710
Provision for policy losses and other claims	256,165	111,481	144,684	—
Depreciation and amortization	72,425	68,512	3,837	76
Premium taxes	33,669	29,837	3,832	—
Interest	25,540	7,709	—	17,831
	2,724,053	2,452,786	235,310	35,957
Income (loss) before income taxes	$297,619	$310,778	$20,177	$(33,336)

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Consolidated
Total revenues	$2,266,375	$1,608,729	$4,292,120	$3,021,672
Less: NRIG(L)	86,514	69,261	153,347	4,499
Total revenues excluding NRIG(L)	$2,179,861	$1,539,468	$4,138,773	$3,017,173

Pretax income	$399,416	$225,295	$705,438	$297,619
Less: NRIG(L)	86,514	69,261	153,347	4,499
Pretax income excluding NRIG(L)	$312,902	$156,034	$552,091	$293,120

Pretax margin	17.6%	14.0%	16.4%	9.8%
Less: Pretax margin impact of NRIG(L)	3.2%	3.9%	3.1%	0.1%
Pretax margin excluding NRIG(L)	14.4%	10.1%	13.3%	9.7%

Earnings per diluted share (EPS)	$2.72	$1.52	$4.81	$2.06
Less: EPS impact of NRIG(L)	0.59	$0.47	1.05	0.03
EPS excluding NRIG(L)	$2.13	$1.05	$3.76	$2.03

Title Insurance and Services Segment
Total revenues	$2,108,229	$1,462,939	$3,993,289	$2,763,564
Less: NRIG(L)	70,364	62,823	134,578	(5,476)
Total revenues excluding NRIG(L)	$2,037,865	$1,400,116	$3,858,711	$2,769,040

Pretax income	$402,351	$237,802	$723,980	$310,778
Less: NRIG(L)	70,364	62,823	134,578	(5,476)
Pretax income excluding NRIG(L)	$331,987	$174,979	$589,402	$316,254

Pretax margin	19.1%	16.3%	18.1%	11.2%
Less: Pretax margin impact of NRIG(L)	2.8%	3.8%	2.8%	(0.2)%
Pretax margin excluding NRIG(L)	16.3%	12.5%	15.3%	11.4%

Specialty Insurance Segment
Total revenues	$151,630	$133,518	$288,109	$255,487
Less: NRIG(L)	16,150	6,850	18,769	3,460
Total revenues excluding NRIG(L)	$135,480	$126,668	$269,340	$252,027

Pretax income	$19,731	$7,319	$25,991	$20,177
Less: NRIG(L)	16,150	6,850	18,769	3,460
Pretax income excluding NRIG(L)	$3,581	$469	$7,222	$16,717

Pretax margin	13.0%	5.5%	9.0%	7.9%
Less: Pretax margin impact of NRIG(L)	10.4%	5.1%	6.3%	1.3%
Pretax margin excluding NRIG(L)	2.6%	0.4%	2.7%	6.6%

Totals may not sum due to rounding.

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Total revenues	$2,108,229	$1,462,939	$3,993,289	$2,763,564
Less: Net realized investment gains (losses)	70,364	62,823	134,578	(5,476)
Net investment income	47,482	43,234	90,135	102,902
Premiums retained by agents	718,424	472,398	1,389,725	947,779
Net operating revenues	$1,271,959	$884,484	$2,378,851	$1,718,359

Personnel and other operating expenses	$854,413	$639,258	$1,623,044	$1,287,468
Ratio (% net operating revenues)	67.2%	72.3%	68.2%	74.9%
Ratio (% total revenues)	40.5%	43.7%	40.6%	46.6%

Change in net operating revenues	$387,475		$660,492
Change in personnel and other operating expenses	215,155		335,576
Success Ratio(1)	56%		51%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

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First American Financial Reports Second Quarter 2021 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q221	Q121	Q420	Q320	Q220
Open Orders per Day
Purchase	2,381	2,275	1,925	2,405	1,919
Refinance	1,752	2,652	2,923	3,154	2,898
Refinance as % of residential orders	42%	54%	60%	57%	60%
Commercial	579	537	509	486	362
Default and other	436	491	273	370	310
Total open orders per day	5,148	5,954	5,629	6,416	5,489

Closed Orders per Day
Purchase	1,873	1,495	1,740	1,820	1,310
Refinance	1,628	2,506	2,430	2,320	2,222
Refinance as % of residential orders	47%	63%	58%	56%	63%
Commercial	315	272	307	248	232
Default and other	420	442	207	167	213
Total closed orders per day	4,236	4,715	4,684	4,555	3,977

Average Revenue per Order (ARPO)
Purchase	$3,001	$2,794	$2,826	$2,726	$2,581
Refinance	1,260	1,228	1,228	1,204	1,194
Commercial	11,078	9,838	11,703	8,993	7,373
Default and other	161	128	55	46	41

Total ARPO	$2,651	$2,118	$2,457	$2,193	$1,950

Business Days	64	61	63	64	64

(1) U.S. operations only.

Totals may not sum due to rounding.

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